Exhibit 99.(r)(9)

COMPLIANCE MANUAL

Paskewitz Asset Management, LLC
Paskewitz Management, LLC

June 27, 2013

Contents

1	Introduction			4

2	The Company			5
	2.1	Registration		5
	2.2	Supervision		6
	2.3	Code of Ethical Conduct		6
		2.3.1	Requirements.	7
		2.3.2	PAM Policy	8
		2.3.3	Procedures	9
	2.4	Business Critical Roles		12
		2.4.1	Portfolio Management	12
		2.4.2	Financials	12
		2.4.3	Investor Relations	12
		2.4.4	Technology	13
	2.5	Key Person Risk		13
	2.6	Ethics Training		13

3	Existing Investors			15
	3.1	Client Privacy Policy		15
	3.2	Bunched Orders		16
	3.3	Post-Execution Allocation of Bunched Orders		16
		3.3.1	Account Documents	17

4	New Investors			18
	4.1	Account Opening		18
		4.1.1	Managed Accounts	18
		4.1.2	Pool Investors	18

	4.2	Disclosure Document		19

5	Business Continuity and Disaster Recovery			20
	5.1	Company Policy		20
	5.2	Emergency Contact Person and Back-up Facility		20
	5.3	Business Description		21
	5.4	Office Location		21
	5.5	Software Back-up Procedures		21
	5.6	Disaster Related Business Continuity Plans		22
		5.6.1	Timely Operations	22
		5.6.2	Asynchronous Operations	22
		5.6.3	Office	22
	5.7	Disclosure of Disaster Recovery Plan		24
	5.8	Location of Disaster Recovery Plan		24
	5.9	Updates & Annual Review		24

6	Customer Complaints			25

7	Other Policies and Procedures			26
	7.1	Sales Practices and Supervisory Procedures		26
	7.2	Cash Flow		26
	7.3	Electronic Communication		27
		7.3.1	E-mails	27
		7.3.2	Web Site	27
	7.4	Media Contact		27
	7.5	Personal Trading Policy		28
	7.6	Registration of Employees		28
	7.7	NFA By-Law 1101 Procedures		29

8	Promotional Material			30

9	Anti-Money Laundering Policy			32

10	Security Futures Products			34

A	Quarterly Investment Report			35

B	Annual Personal Holdings			37

C	Annual Certification of Compliance with Code of Ethics	39

D	Acknowledgement	41

E	IFM – Ethics, Professional Conduct and Anti-Money Laun- dering Compliance Training Programs	43

Chapter 1

Introduction

The purpose of this manual is to detail the policies and procedures of Paskewitz Asset Management, LLC (“PAM”) and Paskewitz Management, LLC (“PM”, and together with PAM the “Company”).

The sections in this manual apply to both PAM and PM and references to either should be construed as applying to both, unless otherwise described or explained.

Chapter 2

The Company

2.1

Registration

PAM was founded in May 2003. It is registered with the Commodity Futures Trading Commission (“CFTC”) as a Commodity Trading Advisor (“CTA”) and as a Commodity Pool Operator (“CPO”). PM is registered with the CFTC solely as a CPO. PAM operates pursuant to an exemption filed under CFTC Regulation 4.7 for managed accounts. PAM and PM are both members of the National Futures Association (“NFA”).

The following people are employed full time by PAM and PM and subject to the compliance procedures in this manual. Those indicated with a ‘*’ are registered as principals of PAM on form 7-R and those indicated with a ‘#’ are registered as Associated Persons of PAM (“APs”). Those indicated with a ‘&’ are registered as Principals of PM. Those indicated with a ‘%’ are registered as APs of PM.

•	CEO – Bradford Paskewitz*#&%

•	CFO – Diana King*&

•	COO and Director of Global Marketing – Steven Dymant#%

•	Director of Technology – Bradford Paskewitz, Jr.

2.2

Supervision

Diana King, the Chief Financial Officer of PAM and PM, is designated Compliance Officer for PAM and PM. The Compliance Officer, working in conjunction with outside legal counsel, is responsible for handling customer complaints and inquiries with respect to compliance matters of the Company.

The Compliance Officer is responsible for maintaining and enforcing the policies in this manual and seeking to have the Company operate in a manner that conforms to all relevant authority.

The Compliance Officer serves as the Company’s primary contact in communications between the Company and the legal and regulatory community including liaison with professional advisors retained by the Company to assist with legal, audit and accounting matters.

The Compliance Officer is responsible for attending to complaints about the Company. As such, the Compliance Officer will record, investigate and respond to all complaints in a timely manner. Any significant compliance matters are reviewed with the President and outside legal counsel, as deemed necessary or appropriate by the Compliance Officer.

2.3

Code of Ethical Conduct

The Company’s viability is dependent upon its reputation as well as its regulatory compliance. The Company seeks to conduct its operations with the utmost professionalism, integrity and high ethical standards at all times. In particular, the Compliance Officer is expected to foster and enforce an environment where all Company personnel shall observe high standards of commercial honor and just and equitable principles of trade in their conduct.

No Principal or employee of the Company may:

•	Cheat, defraud, deceive, or attempt to cheat, defraud or deceive any client, prospective client or the Company;

•	Willfully submit false or misleading information to any client, prospective client, regulatory authority or the Company;

•	Engage in manipulative acts or trading practices; or

•	Engage in willful misconduct.

2.3.1

Requirements.

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), make it unlawful for any affiliated person of a principal underwriter for an investment company registered under the 1940 Act or any affiliated person of an investment adviser for such an investment company in connection with the purchase or sale, directly or indirectly, by the person of a “Security Held or to be Acquired”1 by an investment company registered under the 1940 Act or for an account managed for such an investment company (the “Accounts”):

1.

To employ any device, scheme or artifice to defraud the Accounts;

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1A “Security Held or to be Acquired” by the Accounts means any Covered Security, if within the most recent 15 days it (i) is or has been held by the Accounts, or (ii) is being or has been considered by the Accounts or PAM for purchase by the Accounts. A “Security  Held or  to  be Acquired” by the  Accounts  also includes any  option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the preceding sentence. A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

A  “Covered  Security”  means  a  “security”  as  defined   in   Section   2(a)(36)   of   the 1940 Act defined as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ”security”, or any certificate of interest or  participation  in,  temporary  or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing but which excludes direct obligations of the United States Government, bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements and shares of registered open-end investment companies.

2.

To make any untrue statement of a material fact to the Accounts or omit to state a material fact necessary in order to make the statements made to the Accounts, in light of the circumstances under which they are made, not misleading;

3.

To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Accounts; or

4.

To engage in any manipulative practice with respect to the Accounts.

2.3.2

PAM Policy

It is the policy of PAM that no “Access Person”2 of PAM shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

PAM engages primarily in the business of trading in futures contracts and options thereon and does not advise with respect to the purchase or sale of “Covered Securities” within the meaning of Section 2(a)(36) of the 1940 Act. Therefore, it is PAM’s position that none of its directors, officers, general partners, managing members or employees are “Access Persons” (and therefore none of its directors, officers, general partners, managing members or employees are subject to the reporting provisions required by this Code under Sections C.1(a)-(c)) because such persons do not in their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Covered Securities, and their functions do not relate to the making of any recommendations with respect to such purchase or sale of Covered Securities.

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2An “Access Person” is (i) any director, officer, managing member, general partner or employee of the Accounts or PAM (or of any company in a control relationship to the Accounts or PAM) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by the Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales or (ii) any natural person in a control relationship to the Accounts or PAM who obtains information concerning recommendations made to the Accounts with regard to the purchase or sale of Covered Securities by the Accounts. If PAM’s primary business is providing investment advice, all of its directors, officers, managing members and general partners are presumed to be “Access Persons.” As discussed above, PAM believes that none of its directors, officers managing members, general partners or employees meet the definition of “Access Person.”

2.3.3

Procedures

1.

To provide PAM with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

(a)

Initial holdings reports. Within 10 days of becoming an Access Person, all Access Persons must submit to PAM a statement of all securities in which such Access Person has any direct or indirect “beneficial ownership.”3 This statement must be as of a date within 45 days of its submission to PAM and include (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect “beneficial ownership” when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees of PAM who are Access Persons upon their employment by PAM.

(b)

Quarterly Transaction Report. Each Access Person shall submit reports in the form attached hereto as Appendix A to PAM, showing all transactions in “Covered Securities” in which the person has, or by reason of such transaction acquires, any direct or indirect “beneficial ownership.” Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an “Automatic Investment Plan.”4 An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade

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3“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities.

4“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend  reinvestment  plan.

confirmations or account statements received by PAM with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements. Also required in these reports Access Persons are to disclose any brokerage account opened during the quarter. Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person.

(c)

Annual holdings report. Each Access Person shall submit an annual report in the form attached hereto as Appendix B to PAM, showing as of a date no more than 45 days before the report is submitted (1) the title, number of shares and principal amount in “Covered Securities” in which the Access Person had any direct or indirect “beneficial ownership;” (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person and (3) the date that the report is submitted by the Access Person.

(d)

Pre-approval of investments in IPOs and limited offerings. “Investment Personnel”5 of PAM must obtain approval from PAM before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Furthermore, PAM must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of IPOs and limited offerings for at least

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5“Investment Personnel” of the Accounts or PAM means any employee of the Accounts or PAM (or of any company in a control relationship to the Accounts or PAM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Accounts.  As noted above, PAM engages primarily in the business of trading in futures contracts and options thereon and does not advise with respect to the purchase or sale of securities. Therefore, it is PAM’s position that none of its directors, officers, general partners, managing members or employees are “Investment Personnel” (and therefore none of its directors, officers, general partners, managing members or employees are subject to the reporting provisions required by this Section C.1(d)) because such persons do not in their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities.

five years after the end of the fiscal year in which the approval is granted.

(e)

All Access Persons are required to certify annually to PAM that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Appendix C.

2.

PAM shall notify each Access Person of PAM who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each Access Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix D) and must retain this Code.

3.

PAM shall review all reports required to be made by the Access Persons pursuant to this Code.

4.

At least once a year, PAM must provide the Accounts Board (to the extent the Account is an investment company registered under the 1940 Act) with a certification that (i) describes issues that arose during the previous year under this Code, including information about material Code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Accounts Board that PAM has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics. A copy of each report required by this Section must be preserved with PAM’s records for the period required by Rule 17j-1.

5.

This Code and any code that has been in effect during the past five years, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section C.1(d) of this Code, a record of any Code violation and any action taken as a result of the violation must be preserved with PAM’s records for the period and in the manner required by Rule 17j-1.

2.4

Business Critical Roles

2.4.1

Portfolio Management

PAM is a fully systematic investment management company. As such, statistically and time tested models manage the portfolio and monitor risk due to dynamically changing market environments. These models automatically generate daily trade signals to direct the construction of the portfolio. The existing trading models were developed by Bradford Paskewitz, CEO. He continues to innovate along with Bradford Paskewitz, Jr., Director of Technology, exploring new model designs for future products by investing heavily in Research and Development.

2.4.2

Financials

Coordination of the accounting and legal affairs is a core function of the Company’s business. This includes, but is not limited to, the handling and supervision of trading and trading activity, interaction with the Administrator, Financial and Accounting matters, collection and disbursement of fees from Brokers to consultants, service providers and/or third party marketers, and communication with Brokers. As CFO, these are primarily the responsibilities of Diana King. Bradford Paskewitz, CEO performs these function in her absence.

2.4.3

Investor Relations

Open communication with current and prospective clients along with timely responses to inquiries and requests is an essential part of PAM’s business. As the COO and Director of Global Marketing, Steve Dymant, is broadly responsible for nurturing these relationships along with Bradford Paskewitz, the CEO and Diana King, the CFO and Compliance Officer.